Exhibit 10.1

KEY EXECUTIVE EMPLOYMENT AGREEMENT

This Key Executive Employment Agreement (this “Agreement”) is entered into as of May 14, 2018 (the “Effective Date”) between Impac Mortgage Corp.,  a California corporation (“IMC”), and Impac Mortgage Holdings, Inc., a Maryland corporation (“IMH”)  (and jointly referred to as “Employer”) and Brian Kuelbs (“Employee”) on the following terms and conditions.

WHEREAS, Employer engages in the business of providing residential mortgages to individuals;

WHEREAS Employee desires to become employed by Employer as its Chief Financial Officer  on the terms and conditions set forth in this Agreement; and

WHEREAS Employer desires the services of Employee in order to obtain his specialized experience, abilities, and knowledge and is therefore willing to engage his services on the terms and conditions set forth below.

THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	Term of Employment.

The initial term of Employee under this Agreement shall begin on May 14, 2018 and end on May 14, 2020 (the “Initial Term”). The Initial Term, together with any extensions  agreed to in writing by an amendment signed by Employer and Employee, is hereinafter referred to as the “Term.”

2.	Place of Employment.

Unless the parties agree otherwise in writing, during the Term, Employee shall perform the services he is required to perform under this Agreement at Employer’s offices, located in Orange County, California, provided, however, that Employer may from time to time require Employee to travel temporarily to other locations on Employer’s business; provided, further, that Employee may perform services under this Agreement remotely from time to time as reasonably approved by Employer.

3.	Duties.

a.Employer shall employ Employee as its Chief Financial Officer, and Employee shall perform such duties as customarily required of such a position, as identified in Exhibit A to this agreement.   Employee will initially report to George Mangiaracina, Employer’s President, although Employer reserves the right to designate any of Employer’s Chief Executive Officer, a successor president or  IMH’s Board of Directors as the person or group of persons to whom Employee will report.

b. The employment relationship between the parties shall be governed by the general employment policies and practices of Employer, as they may be amended from time to time, including but not limited to those relating to protecting confidential information and assignment of inventions and those pertaining to legal compliance and business ethics, provided, however, that when the terms of this

Exhibit 10.1

Agreement differ from or conflict with Employer’s general employment policies or practices, this Agreement shall control.

4.	Outside Business Activities.

Subject to the terms and conditions set forth in this Agreement, Employer agrees to employ Employee as the Chief Financial Officer, and Employee hereby accepts this employment. During the Term, Employee shall devote his full-time and commercially reasonable efforts to performing his duties and to Employer’s business and affairs; provided, however, that Employee shall be entitled to (i) continue to be an owner of and provide services of not greater than fifteen (15) hours per quarter, outside of normal business hours and designed so as not to interfere with Employee performing his services to Employer, for BPK Advisors, Inc., (ii) continue to serve on an advisory board for SKYIRE Home Corp., (iii) serve on the board of directors of any for-profit company with the consent of the Employer’s president, which consent shall not be unreasonably withheld, and (iv) attend to personal and family affairs and investments, be involved in not-for-profit, charitable and professional activities, provided that the foregoing does not, in the aggregate, materially interfere with Employee’s responsibilities hereunder (the “Permitted Activities”) or create any possible conflict of interest for Employee.

5.	Time and Effort Required.

During the Term, Employee shall devote such time, interest, and effort to the performance of this Agreement as may, in the view of Employer, be fairly and reasonably necessary.

6.	Competitive Activities.

During the Term, Employee shall not, directly or indirectly, whether as partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer’s business, including pursuant to the Permitted Activities.

7.	Base Salary.

Employee shall receive for services rendered an annual base salary of $450,000.00 payable on a semi-monthly basis in accordance with Employer’s normal payroll practices, subject to all applicable tax withholdings and other authorized deductions.    .

8.	Additional Compensation.

In addition to the base salary, Employer will pay to Employee the following  compensation, subject to all applicable tax withholdings and other authorized deductions.

a. Stay Bonus.  Employer will pay Employee an annual stay bonus of $250,000.00 on May 14, 2019 and May 14, 2020 if Employee is employed by Employer on each such date.  The payments will be payable $125,000 in cash and $125,000 in IMH stock grants.  The IMH stock grants will be grants of restricted stock and will vest in three (3) equal portions on the following three (3) anniversary dates if Employee is employed by Employer on such dates.  However, if there is a change in control of IMH, a termination of Employee without cause or if Employee’s employment is not extended by Employer or Employee through

Exhibit 10.1

the vesting date, then the vesting will accelerate and all unvested stock will vest immediately.  The number of shares to be used to reach the value of the stock grants will be set using the average stock price of the stock for the 20 previous trading days prior to May 15, 2019 or May 14, 2020, as applicable.

b. Discretionary Bonus.   Employee will be eligible for an annual discretionary bonus, which sole discretion will be up to the IMH Board of Directors.   However, if any such bonus is given, it will be paid within 15 days of the date on which it is earned with the first $250,000 will be paid in cash and anything above that will be paid one half (1/2)  in cash and the remaining one half (1/2) will be paid in IMH stock grants.   Any stock grants will be grants of restricted stock and will vest in three (3) equal portions on the following three (3)  anniversary dates if Employee is employed by Employer on such dates.  However, if there is a Change in Control of IMH (as defined in the IMH 2010 Omnibus Incentive Plan) or a termination of Employee Without Cause (as defined in this Agreement or if Employee’s employment is not extended by Employer or Employee through the vesting date, then the vesting will accelerate and unvested stock will vest immediately.  The value of the stock grants will be set using the average stock price of the stock for the 20 previous trading days prior to the date the bonus is granted.

9.	Stock Options.

a. Employee will be eligible to participate in the stock option program of IMH.   Grants under this program are typically made annually and are up to the complete discretion of the Board of Directors of IMH.

b. The terms and conditions of the stock options are set forth in option agreements entered between Employer and Employee and are subject to the terms and conditions of the plan under which the stock options are issued.

c.  However, if during 2018, George Mangiaracina receives any IMH options from the Board of Directors, then Employee shall receive a matching option grant up to a maximum of 20,000 options on the same terms as those issued to George Mangiaracina. Thereafter, except as described in paragraph (d) below, any additional option grants will be at the sole discretion of the IMH Board of Directors.

d.  Employee shall be entitled to a grant of 30,000 options in IMH which shall be issued on the date of the first IMH Board meeting (held monthly) after the date on which Employee begins his employment.  The options will be subject to the standard terms of option grants given to IMH employees which include the options vesting in three (3) equal portions on the anniversary date of the grant and which have a total life of ten (10) years.  Also, as per those terms no additional options vest after Employee is no longer employed by Employer.  The strike price for the options shall be the closing price of the IMH stock on the day the grant is issued.

10.	Additional Benefits.

During the Term, Employee shall be entitled to receive all other benefits of employment generally available to Employer’s other employees when and as he becomes eligible for them, including,  medical, dental, life, 401K matches and disability insurance benefits.

Exhibit 10.1

Employer reserves the right to modify, suspend, or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Employee, as long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

11.	Vacation.

Employee shall be entitled to accrue five (5) weeks of paid vacation annually in accordance with Employer’s policies and practices in effect with respect to Employer’s other employees. The days selected for Employee’s vacation shall be mutually agreeable to Employer and Employee so that Employer’s business operations will not be unduly interrupted.

12.	Expense Reimbursement.

During the Term, Employer shall reimburse Employee promptly for reasonable and necessary business expenses made and substantiated in accordance with applicable law and the policies and procedures established from time to time by Employer with respect to Employer’s other employees. Employer shall furnish Employee with reasonable office space, assistance, and facilities.  In addition, Employer shall reimburse Employee promptly for his reasonable legal costs incurred in negotiating this Agreement and any documents entered contemporaneously herewith or otherwise referenced herein, including any documentation related to the grant of stock options referenced in Section 9; provided, however, that Employee shall not be entitled to such reimbursement in excess of $5,000.

13.	Ownership of Intangibles and Confidential Proprietary Information Obligations.

Simultaneously with executing this Agreement, Employee agrees to execute the Employer’s Confidentiality, Non-Disclosure, and Non-Recruiting Agreement and Employee Assignment of Interest in Inventions Agreement, a copy of which is attached hereto and incorporated herein as Exhibit B.

14.	Indemnification by Employer.

Employer shall, to the maximum extent permitted by law, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for Employer. Employer is currently in the process of preparing and providing new Indemnity Agreements to its Officers and Directors and Employee will be provided and given the same Indemnification rights provided to such Officers and Directors, however it is understood that such indemnification rights will not be applicable as to any action brought against Employee by Employer.  Employee will also be covered by Employers’ directors’ and officers’ liability coverage as in effect from time to time, and Employer agrees to maintain such coverage with customary terms and conditions.

15.	Termination of Employment; Termination Date.

The date on which Employee’s employment by Employer is deemed to have ceased, as defined in the provisions below, is referred to as the “Termination Date.”  Upon Employee’s termination of employment for any reason, Employee shall receive payment for all accrued salary, accrued and unused

Exhibit 10.1

vacation time, and benefits under Employer’s benefit plans through the Termination Date (“Accrued Benefits”).  Upon any such termination of employment, any vested stock options shall be exercisable as per the terms of the applicable grant.

16.	Termination of Employment for Cause.

a. Employer may terminate Employee’s employment with Employer at any time for Cause (as defined below), provided, however, that (i) Employer shall give written notice specifying the circumstances upon which a determination of Cause has been made, and (ii) Employee shall have a 30-day period to cure such circumstances, if it is curable. The Board may proceed with a termination pursuant to this Section 16 in the event the Employee does not cure the specified circumstances within the 30-day period, if applicable. In that event Employee shall not be entitled to the benefits described in Sections 7, 8 and 9, and Employee shall receive payment for all Accrued Benefits through the Termination Date. Employer shall have no further obligation to pay any compensation of any kind (including, without limitation, any incentive compensation or portion of incentive compensation that otherwise may have become due and payable to Employee with respect to the year in which such Termination Date occurs) or severance payment of any kind or to make any payment in lieu of notice. All benefits provided by Employer to Employee under this Agreement or otherwise shall cease on the Termination Date.  Any vested stock options or stock grants shall be exercisable as per the terms of the Company grants.

b.Definition of Cause. “Cause” means the occurrence or existence of any of the following with respect to Employee, as determined by an affirmative majority vote of the  Board of Directors of IMH:

(i)  Employee is convicted of (or pleads nolo contendere to (A) a crime of dishonesty or breach of trust, including such a crime involving either the property of Employer (or any affiliate, subsidiary, or related entity of Employer) or, the property entrusted to Employer (or any affiliate, subsidiary, or related entity of Employer) by its clients, including fraud, or embezzlement or other misappropriation of funds belonging to Employer (or any affiliate, subsidiary, or related entity of Employer) or any of their respective clients, or (B) a felony leading to incarceration of more than 90 days or the payment of a penalty or fine of $100,000 or more;

  (ii)   Employee materially and substantially fails to perform Employee’s job  duties properly assigned to Employee after being provided 30 days prior written notification by the CEO or President of IMH setting forth those duties that are not being performed by Employee; provided that Employee shall have a reasonable time to correct any such failures to the extent that such failures are correctable and Employer may not terminate Employee for “cause” on the basis of any such failure that is cured with a reasonable time;

  (iii) Employee has engaged in willful misconduct or gross negligence in connection with his service to Employer (or any affiliate, subsidiary, or related entity of Employer) that has caused or is causing material harm to Employer (or any affiliate, subsidiary, or related entity of Employer);

(iv) Employee’s material breach of any of the material terms of this Agreement or any other  agreement between Employee and  Employer (or any affiliate, subsidiary, or related entity of Employer), including a material breach of any proprietary right and inventions or confidentiality

Exhibit 10.1

agreement between Employer and Employee (or between Employee and any affiliate, subsidiary, or related entity of Employer) (as such agreements may be adopted or amended from time to time by Employer and Employee); provided that Employee shall have 30 days to correct any such curable failures to the extent that such failures are correctable and Employer may not terminate Employee for “curable cause” on the basis of any such failure that is cured with a reasonable time.  Whether a breach is curable or not shall be in the sole but reasonable, good faith discretion of Employer.

17.	Termination on Resignation without Good Reason.

a. Employee may voluntarily terminate his employment with Employer at any time without Good Reason (as defined below) on 30 days’ prior written notice. If Employee provides such notice, Employer, at its discretion, may accelerate the termination of Employee’s employment to any date after receipt of such notice from Employee and before the date of the termination specified in such notice from Employee. Any acceleration of the termination of Employee’s employment shall be effective on written notice being delivered to Employee by Employer. On any such acceleration by Employer, Employee shall be entitled to payment in lieu of notice in an amount equal to any cash payments he would have received during such period had his termination of employment not been accelerated. If Employee’s employment is terminated under this Section 17, Employee shall receive payment for all Accrued Benefits through the Termination Date. Except as described in this paragraph, Employer shall have no further obligation to pay compensation of any kind (including without limitation any bonus compensation or portion of incentive compensation that may otherwise have become due and payable to Employee with respect to the year in which the Termination Date occurs) or severance payment of any kind or to make any payment in lieu of notice. All benefits provided by Employer to Employee under this Agreement or otherwise shall cease on the Termination Date including any future vesting of stock options or stock grants.

b.Definition of Good Reason.  “Good Reason” shall mean the occurrence or existence of any of the following with respect to Employee without his prior written consent:  (1) a reduction in title, scope of Employee’s duties and responsibilities, or the level of management to which he reports, which constitutes a material negative change to Employee; (2)  a reduction in level of Employee’s annual salary; (3) a relocation of Employee’s principal assigned business location and place of employment by more than forty (40) miles: (4) a material breach of  any material  terms of this Agreement by Employer or any other agreement between Employee and Employer (or any affiliate, subsidiary or other related entity of Employer); or (5) the failure of Employer to have a successor entity specifically assume the Agreement.    Notwithstanding the foregoing  “Good Reason” shall only be found to exist  if and only if the following conditions occur: (i)  Employee provides written notice to IMH’s Board of Directors of the event constituting Good Reason within 90 days after Employee knows of the event or in the ordinary course of performing his duties hereunder should have known of the existence or occurrence of such event, (ii) Employer does not cure such event within the 60 days after receiving the aforementioned written notice thereof, and (iii) Employee resigns his employment within 60 days after the end of such cure period (or in the cause of clause 5 within 90 days after providing notice of such event).

18.	Termination of Employment by Employee With Good Reason or by Employer Without Cause or Non Renewal by Employer.

Exhibit 10.1

Employer may terminate Employee’s employment without Cause and Employee may resign his employment for Good Reason at any time (subject to the terms of this Agreement, including any notice or right to cure provisions specified herein), at which time, such termination in addition to the Accrued Benefits to the Termination Date, Employee shall be entitled to the following severance benefits (the “Severance Benefits”), if and only if, within 45 days following the Termination Date, Employee executes a release of all claims against IMH and its affiliates and employees in a form prepared by IMH but reasonably acceptable to Employee (hereinafter “Release”) and does not revoke such Release during the applicable 7 day applicable revocation period.  Subject to Employee’s compliance with the Release and within 15 days qfter the timely delivery of the original executed Release to the Employer and following the end of the 7 day revocation period (hereinafter “Waiting Period”), Employee shall receive the following Severance Benefits:

a.Employer shall continue to pay Employee’s base salary for a period of six (6) months.   Such payments will be made at Employer’s usual and customary pay intervals and will be subject to all appropriate deductions and withholdings, on the first regular payroll period following the Waiting Period.

b.  Employer shall pay Employee’s cost for maintaining COBRA benefits for six (6) months (and such payments shall be made on a monthly basis), starting with the first month following the Waiting Period; and

c. If the Termination Date  is (i) on or after November 14, 2018, but before May 14, 2019, Employer will pay Employee his Stay Bonus which would have been paid on May 14, 2019, or (ii) on or after November 14, 2019 but before May 14, 2020, Employer will pay Employee his Stay Bonus which would have been paid on May 14, 2020.  Any such Stay Bonus will be paid no later than the earlier of (x) the date such Stay Bonus would have been paid but for such termination of employment, and (y) the thirteenth (13) day following the Termination Date.

If the Employer decides not to renew the Agreement, then Employer agrees to provide Employee with continued Base Salary for an additional six (6) months plus six (6) months of COBRA coverage, provided that during such period (the “Transition Period”) Employee continues to cooperate with the Employer and be reasonably available to aid in the transition of his duties to a new person.  This is not anticipated to require Employee’s full time availability at Employer (and will in no event require Employee to provide an amount of services that causes him to not have a “separation from service” for purposes of Section 409A of the Code (as defined below) on his Termination Date), but it may require a reasonable amount of time.   During the Transition Period, Employee will not be considered an employee of Employer and will not continue to accrue any employee benefits during that time period.

In addition to the foregoing, upon any such termination of employment described in this Section 18, Employee shall be entitled to the immediate vesting of stock awards as described in Section 7.

Exhibit 10.1

To the extent there is no good faith, bona fide dispute regarding Employee’s right to receive Severance Benefits, as defined in this Section, the Parties agree that Employer shall have no right to offset or otherwise reduce the Severance Benefits due to Employee obtaining other employment.

19.	Termination Because of Disability.

Employer may terminate Employee’s employment if Employee suffers a disability that renders Employee unable to perform the essential functions of the position, even with reasonable accommodation, for three (3) months in any 12-month period and if there is no vacant position to which Employee could be transferred for which he is qualified. The terms “disability, “essential functions,” and “reasonable accommodation” are to given the definitions provided by state and federal law; notwithstanding the language of this Section 19, Employee shall be entitled to protections and remedies afforded him by state and federal law. Upon any such termination, Employee shall be entitled to the Accrued Benefits.  All benefits (other than disability benefits) provided by Employer to Employee under this Agreement or otherwise shall cease on the Termination Date.

20.	Termination on Death.

If Employee dies before the term of this Agreement expires, Employer shall pay to Employee’s estate the Accrued Benefits through the Termination Date (which for purposes of this Section shall be the date of Employee’s death).  Employer shall have no obligation to make any other payment, including severance or other compensation, of any kind (including, without limitation, any bonus or portion of a bonus that may otherwise have become due and payable to Employee with respect to the year in which the Termination Date occurs). All other benefits (other than life insurance benefits, if any apply) provided by Employer to Employee under this Agreement or otherwise shall cease on the Termination Date.

21.	Employer’s Right to Assign Agreement.

In the event of a merger in which Employer is not the surviving entity, or of a sale of all or substantially all of Employer’s assets, Employer may, at its sole option, assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of the Employer’s business through that merger or sale of assets.

22.	Duty of Cooperation after Termination.

Employee agrees to cooperate with Employer, during the term of this Agreement and 90 days thereafter (including following Employee’s termination of employment for any reason), by being reasonably available (taking into account any obligations Employee has with respect to his then employer) to testify at the request of Employer or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Employer, or any subsidiary or affiliate, in any such action, suit, or proceeding by providing information and meeting and consulting with Employer, or representatives of or counsel to Employer, or any subsidiary or affiliate, as reasonably requested. Employer agrees to reimburse Employee for all expenses actually incurred in connection with Employee’s provision of testimony or assistance (including attorney fees incurred in connection therewith) on submission of appropriate documentation to Employer and to compensate Employee for

Exhibit 10.1

his time spent on such matters at an hourly rate equal to his base salary on his Termination Date, divided by 2080.

23.	Dispute Resolution and Binding Arbitration.

a. Employee and Employer agree that any dispute that arises out of or relates to Employee’s employment relationship with Employer, the termination of that employment relationship, or the validity, enforceability, or breach of this Agreement (including this Section 23) shall be submitted to binding arbitration in accordance with the Federal Arbitration Act, not the California Arbitration Act. For the purposes of this Section 23, “Employer” includes any of its affiliates, successors, subsidiaries, or parent companies and any present or former officer, director, employee, agent, attorney, or insurer of Employer. Nothing in this Section 23 shall prevent Employee from filing or maintaining a claim for workers’ compensation, state disability insurance, or unemployment insurance benefits, and nothing in this Section 23 shall be construed to prevent or excuse Employee or Employer from using existing internal procedures for the resolution of complaints. Employee may bring claims before administrative agencies when the law permits the agency to adjudicate those claims, even when there is an agreement to arbitrate; examples include claims or charges with the United States Equal Employment Opportunity Commission (or comparable state agency), the National Labor Relations Board, the U.S. Department of Labor, or the Office of Federal Contract Compliance Programs. Nothing in this Section 23 shall require arbitration of disputes that are excluded from coverage by this Section 23 or by law.

b. Employer and Employee agree that any dispute in arbitration will be brought on an individual basis only, and not on a class, collective, or representative basis on behalf of others (this agreement to be referred to hereafter as the Class Action Waiver). The Class Action Waiver does not apply to any claim that Employee brings on behalf of both himself or herself and others under the California Private Attorneys General Act of 2004.

c. Employee will not be subject to any retaliation or discrimination if Employee seeks to challenge this arbitration provision or participate in a class, collective, or representative action in any forum, but Employer may lawfully seek enforcement of this Agreement under the Federal Arbitration Act and seek dismissal of any class, collective, or representative actions or claims to the fullest extent allowed by law.

d. The parties each expressly waive the right to a jury trial and agree that the arbitrator’s award shall be final and binding on the parties, provided that any award shall be reviewable by a court of law to the fullest extent allowed by law, including for any error of law by the arbitrator. The arbitrator shall have discretion to award monetary and other damages, or to award no damages, and to fashion any other relief that the arbitrator considers appropriate, but only to the extent consistent with law. The parties expressly agree that the arbitrator shall have discretion to award the prevailing party reasonable costs and attorney fees incurred in bringing or defending an action under this Section 23, to the fullest extent allowed by law at the time the arbitration commences. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  Any damages recoverable hereunder or arising out of this agreement or the relationship hereunder  are limited to those under the terms of this agreement.

e. Employer agrees to pay all costs and expenses unique to arbitration, including the arbitrator’s fees.

Exhibit 10.1

24.	Integration.

This Agreement (along with all agreements entered into contemporaneously herewith or otherwise referenced herein) contains the entire agreement between the parties and supersedes all prior or contemporaneous oral and written agreements, understandings, commitments, and practices between them, including all prior employment agreements, whether or not fully performed by Employee before the date of this Agreement. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Employee’s employment by Employer or Employer’s payment of any compensation or provision of any benefit in connection therewith or otherwise are hereby terminated and shall be of no future force or effect. Employee represents and warrants that Employee is not relying on any representations made before or outside of this Agreement. No oral modifications, express or implied, may alter or vary the terms of this Agreement. No amendments to this Agreement may be made except by a writing signed by the CEO or President of Employer, and Employee. No employee is authorized to alter or vary the terms of this Agreement except by written agreement by the CEO or President of Employer. Any representations contrary to this Agreement, express or implied, written or oral, made after the date of this Agreement are hereby disclaimed.

25.	Choice of Law.

This agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without giving effect to the conflict of laws provisions thereof, with the exception of any claims that may be governed by federal law, such as claims governed by the Federal Arbitration Act or the Employee Retirement Income Security Act.

26.	Notices.

Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal delivery (including personal delivery by e-mail) or by registered or certified mail, postage prepaid, addressed to the CEO or President at Employer’s then principal place of business. Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his home address then shown in Employer’s files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of delivery, if delivered personally to the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section 26.

27.	Severability.

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. If the Class Action Waiver in Section 23 is deemed to be unenforceable, then Employer and Employee agree that this Agreement is otherwise silent as to any party’s ability to bring a class, collective, or representative action in arbitration.

Exhibit 10.1

28.	Employee’s Representations.

Employee represents and warrants that he is not restricted, contractually or otherwise, from entering into this Agreement. Employee further warrants that he has the qualifications previously represented to Employer, including any required licenses or certifications. Employee also warrants that he will not use or disclose any of his former employers’ trade secrets, confidential information or proprietary information in the course of his employment by Employer.

29.	Counterparts.

This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

30.	Section 409A.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  All references in this Agreement to Employee’s termination of employment shall mean his “separation from service” within the meaning of Section 409A of the Code.  Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4).  Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation Section 1.409A-2(b)(2).  Any payment under this Agreement that is subject to Section 409A of the Code and is conditioned upon Employee’s execution of the Release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.  In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), Employer and Employee shall use reasonable efforts to cooperate to amend the terms of the Agreement to the extent possible for Employee to avoid such 409A Penalties.  Notwithstanding any other provision in this Agreement, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of termination, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service, within the meaning of Section 409A of the Code, and (iii) would be payable prior to the six-month anniversary of Employee’s separation from service, payment of such amount shall be delayed until the earlier to occur of (a) the six-month anniversary of the date of such separation from service or (b) the date of Employee’s death.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

Exhibit 10.1

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.

Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and provided Employer complies with the terms of this Agreement that would otherwise have avoided a violation of Section 409A of the Code, Employer shall not be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of any non-compliance with Section 409A of the Code.

31.	Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and Employer and their respective successors and assigns, except that Employee may not assign any of his rights or duties under this Agreement without Employer’s prior written consent.

32.	Attorney Fees.

If any legal proceeding is necessary to enforce or interpret the terms of this Agreement or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees as well as reasonable costs and disbursements (including expert witness fees), in addition to any other relief to which the prevailing party may be entitled.

33.	Amendments.

No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

34.	No Third Party Rights Conferred.

Except for Employee’s estate under Section 20, above, and any successor of Employer under Section 31, above, nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement. There are no third party beneficiaries of this Agreement.

Executed by the parties on May   , 2018 at Irvine, California, to be effective on the date first above written.

Exhibit 10.1

/s/    Brian Kuelbs               _

        Brian Kuelbs

Impac Mortgage Corp.,

a California corporation

Impac Mortgage Holdings, Inc.,

a Maryland Corporation

By: /s/ George Mangiaracina

Name:     George Mangiaracina _______

Its:     President

Date:     May 14, 2018

Exhibit 10.1

EXHIBIT A

                                      JOB DESCRIPTION AND RELATED ENTITIES

For Executive Vice President, Chief Financial Officer (“CFO”) of Impac Mortgage Holdings, Inc. and affiliates and subsidiaries (“IMH”).

    Employee shall oversee the financial management of the Organization in support of policies, goals and objectives established by the Board of Directors of Employer and the CEO of Impac Mortgage Holdings, Inc.   For purposes of this Exhibit A, “Organization means Employer and any affiliates or related entities of Employer for whom Employee is requested to provide services pursuant to this Employment Agreement.

    Employee shall provide senior financial accounting oversight for the Organization and shall bear responsibility for its development, growth and success.

    Employee’s major responsibilities shall include:

A)

Regularly report to the CEO of IMH and the Board of Directors of IMH on the monthly and quarterly financial performance of the Company.  Prepare books and records in accordance with Generally Accepted Accounting  Principals (“GAAP”).  Review and explain budget variances.  Review financial records and make recommendations on financial performance objectives of the company.  Review critical accounting policies and critical transactions to ensure that the Company is employing the correct accounting treatment for complicated transactions;

B)

Responsible for reviewing the Company’s liquidity and credit facilities to ensure that the Company maintains the sufficient liquidity and credit facilities to manage the growth of loan acquisitions and originations;

C)	Responsible for developing and maintaining budges and monthly forecasts of earnings and budget variances that include the calculation of taxable income;
D)	Be an active member of Employer’s Executive Committee, Risk Committee, Disclosure Committee and HR Committee; and
E)	Have direct reports of specific departments and directed and identified by the CEO.

    Employee acknowledges, understands and agrees that Employee will be requested by Employer to devote some or all of Employee’s time and efforts during the term of employment pursuant to this Agreement (and consistent with the above job descriptions) to the businesses of Employer’s affiliates or related entities pursuant to certain agreements between and among Employer and such affiliates or

Exhibit 10.1

related entities.  Employee further understand and acknowledges that, pursuant to this Agreement, Employee may be directed by Employer to provide services consistent with the above job descriptions to additional real estate investment trusts or other entities which Employer establishes or with which Employer affiliates or becomes related to and for which there exists an agreement with Employer or any of the above entities to provide such services.

    Employee understand and acknowledges that Employee’s obligations under this Agreement, including Employee’s duties under Section 4 thereof and the Proprietary Rights and Inventions Agreement entered into pursuant to Section 6 thereof, shall apply and extend to Employee’s knowledge of the business of Employer’s affiliates or related entities and any trade secret or other confidential or proprietary information relating to the same.

Exhibit 10.1

EMPLOYEE CONFIDENTIALITY, NON-DISCLOSURE,

AND NON-RECRUITING Agreement

This Employee Confidentiality, Non-Disclosure, and Non-Recruiting Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Impac Mortgage Corp., a California corporation (hereinafter referred to as the “Company”) and the employee whose name and signature appear below (hereinafter referred to as the “Employee”) as of the date indicated below, in regard to the following facts:

A.Company is involved in the business of providing residential mortgages to individuals (hereinafter “Company Business”).

B.As part of Employee’s employment with the Company, Employee has or will be exposed to and/or provided with trade secrets (hereinafter referred to as “Trade Secrets”) and proprietary and confidential information (hereinafter referred to as “Confidential Information”) relating to the operation of the Company Business and its clients or customers.

C. The Company wishes to protect its Trade Secrets and Confidential Information from unauthorized possession, use or disclosure, and to protect itself from unfair competition.  Accordingly, Employee acknowledges that a part of the consideration Employee is providing the Company in exchange for his/her employment and continued employment with the Company is Employee’s agreement to maintain the secrecy of the Company’s Trade Secrets and Confidential Information in the manner provided herein.

In consideration of the foregoing, Employee agrees as follows:

1.Duty of Loyalty.  While employed by the Company, Employee agrees at all times to devote his/her best efforts to the business of the Company, to perform conscientiously all duties and obligations required or assigned, and not to usurp, for personal gain, any opportunities in the Company’s line of business.

2.Protection of the Company’s Trade Secrets and Confidential Information.

A.Definition of “Trade Secrets.”  Employee acknowledges and agrees that, through Employee’s employment with the Company, Employee has or will be exposed to and/or provided with the Company’s Trade Secrets.  “Trade Secrets” mean information, including a formula, pattern, compilation, program, device, method, technique or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons or entities who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain it secrecy.  The Company’s Trade Secrets include, but are not limited to, the following:  The Company’s files and records regarding customers, prospective customers, independent contractors, subcontractors, vendors, and suppliers, such as contact information; customer lists; prospective customer lists; customer profiles, needs, specifications, account history, habits, and correspondence; information and documents pertaining to analyses and forecasts of production capacity and readiness to meet customer needs; business plans and strategy; information and documents regarding, development, testing, and composition of the Company’s products and services (including, but not limited to, manuals, formulas, flowcharts, specifications, and other products containing information that may be useful to a competitor); custom forms and documents created for internal use in conducting Company Business; software developed by or for the benefit of the Company

Exhibit 10.1

and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes); the methods and systems used by the Company in soliciting, marketing, selling and providing its products and services to its customers; financial and accounting information, such as budgets, cost, pricing, and billing information, estimating processes, revenues, and profit margins, targets, and forecasts; unpublished financial statements; and sales and marketing plans, strategies, programs, methods, and techniques.  Employee acknowledges and agrees that the Company’s Trade Secrets are not generally known to the public or to the Company’s competitors, were developed or compiled at significant expense by the Company over an extended period of time, are the subject of the Company’s reasonable efforts to maintain their secrecy, and that the Company derives significant independent economic value by keeping its Trade Secrets a secret.

B.Definition of “Confidential Information.”  Employee acknowledges and agrees that, through Employee’s employment with the Company, Employee has or will be exposed to and/or provided with the Company’s Confidential Information.  “Confidential Information” means all information belonging to the Company, whether reduced to writing or in a form from which such information can be obtained, translated or derived into reasonably usable form, and whether the information is simply in Employee’s head, that has been provided to Employee during Employee’s employment with the Company and/or Employee has gained access to while employed by the Company and/or was developed by Employee in the course of Employee’s employment with the Company, that is proprietary and confidential in nature.  The Company’s Confidential Information includes, but is not limited to, information believed by the Company to be a Trade Secret that ultimately does not qualify as such under applicable state or federal law but nonetheless was maintained by the Company as confidential, as well as other information maintained as confidential by the Company, including, but not limited to:  information concerning the nature of the Company Business and its manner of operation; the methods, strategies, programs, and systems used by the Company in soliciting, marketing, selling and providing its products and services to its customers; financial and accounting information (such as cost, pricing and billing information, price lists, customer profiles and needs, financial policies and procedures estimating processes, revenues, and profit margins, targets, and forecasts); sales and marketing information, such as sales strategies and programs; information concerning the Company’s customers and prospective customers (including, but not limited to, customer lists, prospective customer lists, product and service pricing information, revenues from customer accounts, customer purchasing habits and special needs, contract terms and expiration dates, personal and private information and data of customers and prospective customers, correspondence with customers, negotiation histories, billing histories, and any information about specific customers’ needs and pricing or service preferences); information identifying persons who previously purchased any products or services from the Company; information concerning the Company’s independent contractors, subcontractors, vendors, and suppliers (including lists of all the foregoing); plans and projections for business opportunities for new or developing business; information regarding the Company’s products and services, such as technical data design, flowcharts, plans, proposals, processes, formulae, data and know-how, discoveries, developments, designs, improvements, inventions (whether or not patentable), experimental and research work, and methods; computer and electronic systems, programs, software, disks, tapes, reports, memoranda, charts, notes, manuals, and drawings; software developed by or for the benefit of the Company and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes); unpublished financial statements, budgets, projections, and licenses; employee training methods and employee policies and procedures; personnel files and employment-related records of the Company’s current and former employees (other than Employee’s information) (including, but not limited to, information related to the hiring, recruitment, retention, and termination of the Company’s current and former

Exhibit 10.1

employees, as well as information related to their job duties, assignments, skills, performance, discipline, promotions, compensation, benefits, leaves of absence, and medical files); the Company’s organizational structure and internal correspondence regarding personnel changes and internal reporting structures; and information concerning the Company Business relationships with persons, firms, corporations and other entities.  Additionally, Confidential Information includes private information of and/or about the Company’s customers that the Company collects, compiles and maintains, including without limitation credit information, social security numbers, addresses, phone numbers, and other private data, whether or not the Company has a legal obligation to safeguard the privacy of such information under applicable state and federal law.

C.Information Not Included Within the Definition of Trade Secrets and/or Confidential Information.  For avoidance of doubt, the Company’s Trade Secrets and Confidential Information do not include any information that: (1) is already in the public domain or becomes available to the public through no breach by Employee of this Agreement; (2) was lawfully in the Employee’s possession prior to disclosure to Employee by Company; (3) is lawfully disclosed to Employee by a third party without any obligations of confidentiality attaching to such disclosure; or (4) is developed by Employee entirely on his/her own time without the Company’s equipment, supplies or facilities and does not relate at the time of conception to the Company Business or actual or demonstrably anticipated research or development of the Company.

D.Company Property.  Employee acknowledges and agrees that all Trade Secrets and Confidential Information developed, created or maintained by Employee, alone or with others, while he/she is employed by the Company, shall remain at all times the sole property of the Company, regardless of where such Trade Secrets and Confidential Information may be stored or maintained by Employee, including, without limitation, on any personal electronic or mobile device owned by Employee.  Employee further acknowledges and agrees that all contact information of and all communications (including emails, text messages, and other private electronic messages) with the Company’s customers, prospective customers and vendors that Employee may come to possess during Employee’s employment with the Company shall remain the sole property of the Company even if Employee stores such information on Employee’s personal cell phone or electronic device, and Employee shall not take and fail to return such information after termination of Employee’s employment with the Company for any reason.

E.Safeguarding of Company’s Property and Information.  Employee is strictly prohibited, at all times during Employee’s employment with the Company except with prior written approval of the Company’s President, from forwarding from Employee’s Company email account to Employee’s personal email account(s) any emails or documents containing any Company Trade Secrets and/or Confidential Information, as well as from copying, transferring or uploading to Employee’s personal Cloud-based or online storage accounts such as a personal Dropbox or Google Docs account any documents containing any Company Trade Secrets and/or Confidential Information.  Employee is also strictly prohibited, at all times during Employee’s employment with the Company except with the express or implicit authorization of the Company, and then only for the sole benefit of the Company during the term of employment, from removing from the premises of the Company any physical item or document, or any written, electronic or recorded copy of any physical item or document, containing or embodying any Company Trade Secrets and/or Confidential Information, including without limitations the same in electronic or digital form.  Employee shall not leave any of the Company’s Trade Secrets and Confidential Information unattended in any area, whether on or off the Company’s premises, where leaving such information unattended creates a risk that the information may be accessed or acquired by any individual who is not authorized to view or access the Company’s Trade Secrets and Confidential Information.

Exhibit 10.1

F.Company-Issued or Subsidized Electronic Devices.  If Employee is issued any electronic device by the Company such as a smart phone, iPad, laptop computer, or external hard drive, or if the Company is otherwise subsidizing the cost of Employee’s use of any electronic device, Employee agrees that the following shall govern Employee’s use, access, and possession of such devices:  (1) Employee has no right to privacy with respect to any data that is stored on the device; (2) Employee’s use of the device shall be in accordance with the Employee Handbook policies pertaining to use of Company equipment, computers, networks and systems; (3) Employee will not use the device in any circumstances in which use of the device may distract Employee or others from any business task that requires close attention or otherwise may create an unsafe condition; (4) Employee will not use the device in a manner that violates any applicable federal, state and local laws such as driving laws; (5) Employee will return all such devices to the Company when requested to do so by the Company and/or immediately upon termination of Employee’s employment with the Company for any reason; (6) as soon as Employee begins to consider leaving the Company or Employee realizes his/her employment with the Company has or will soon come to an end, Employee will not wipe or delete or cause any data to be wiped or deleted from any such device before returning the device to the Company; (7) as soon as Employee’s employment with the Company terminates for any reason, or as soon as the Company requests that Employee return the device for any reason, Employee no longer has authorization or consent from the Company to access the device and Employee will not access the device for any reason before returning it to the Company; and (8) before Employee returns the device to the Company, whether upon request by the Company to return it or termination of Employee’s employment, if Employee has stored any data on the device that Employee considers to be personal, Employee will not retrieve or access the device to retrieve such personal data except with the written consent of the Company or in the presence of an authorized Company representative.

G.Covenant Not to Use, Publish or Disclose the Company’s Trade Secrets and/or Confidential Information During and After Termination of Employment.    Employee acknowledges and agrees that Employee’s employment with the Company creates a relationship of confidence and trust with the Company with respect to all of the Company’s Trade Secrets and Confidential Information.  Therefore, at any time during Employee’s term of employment or following the termination of Employee’s employment with the Company, whether voluntary or involuntary, Employee shall not, except as required in the conduct of the Company Business or as authorized in writing by the Company, use, publish or disclose any of the Company’s Trade Secrets and/or Confidential Information in any manner whatsoever.    Notwithstanding the foregoing, this Section 2.G. does not prohibit or limit the right of Employee to discuss, debate and communicate with other employees of the Company regarding his or her workplace terms and conditions of employment, including wages.  Additionally, Employee’s agreement not to disclose or use Trade Secrets and/or Confidential Information includes an agreement to exercise due diligence and reasonable care when handling, maintaining, transferring, disposing or storing any Trade Secrets and/or Confidential Information so as to not violate any consumer federal or state privacy laws.  Employee also agrees to fully and completely comply with any and all security and privacy policies enacted by the Company, including but not limited to all policies and directives of Company.

H. Covenant Not to Solicit the Company’s Clients and/or Customers After Termination of Employment Through the Use of the Company’s Trade Secrets and/or Confidential Information.  Employee agrees that for a period of one (1) year following the termination of his/her employment with the Company, whether voluntary or involuntary, Employee shall not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s clients and/or

Exhibit 10.1

customers for the purposes of providing products or services that are competitive with those provided by the Company where such solicitation and/or attempt at solicitation is done by Employee through the use of the Company’s Trade Secrets and/or Confidential Information.

3.Non-Recruiting Covenant.  Employee acknowledges and agrees that the Company has invested substantial time and effort in assembling its present personnel and that as a result of Employee’s employment with the Company, Employee will become privy to and familiar with Company’s personnel and recruiting practices and strategies and with Company’s human capital and talent.  Therefore, Employee agrees that for one (1) year following his/her termination of employment with the Company, whether voluntary or involuntary, Employee will not directly or indirectly recruit, or attempt to recruit, any employee of the Company, or induce or attempt to induce any employee of the Company, to terminate or cease employment with the Company.  Notwithstanding the foregoing, nothing in this Section 3 shall prevent Employee from receiving and considering any application from any employee of the Company that is not solicited by Employee or on Employee’s behalf.

4.Covenant Not to Compete During Term of Employment.  Employee promises that during his/her term of employment with the Company, he/she shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the subject matter of his/her employment with the Company or relating to the Company’s line of business.    It is agreed that Employee has express consent to provide services to BPK Advisors, Inc. and SKYIRE Home Corp. as set forth in Section 4 of the Key Executive Employment Agreement entered into between Employee and the Company.

5.Reasonableness of Restrictive Covenants.  Employee acknowledges that he/she has carefully read and considered Sections 2, 3 and 4 of this Agreement and agrees that the restrictions set forth therein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of the Company.

6. Defend Trade Secrets Act Immunity.  Notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, Employee is hereby notified that, pursuant to the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, Employee cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law.  Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order provided the Employee’s actions are consistent with 18 U.S.C. § 1833.

7.Prior Agreements, Relationships and Commitments.

A.Except as disclosed in the form attached hereto as Exhibit A, Employee has no agreements, relationships, or commitments to any other person or entity that conflict with

Exhibit 10.1

or would prevent Employee from performing any of Employee’s obligations to the Company under this Agreement, or would otherwise prevent Employee from performing his/her job duties while employed by the Company.

B.Employee will not disclose and has not disclosed to the Company and will not use, or induce the Company to use, any trade secrets or confidential information of others.  Employee represents and warrants that he/she has returned all property, trade secrets and confidential information belonging to others and is not in possession of any such property, confidential information or trade secrets.

C.Employee agrees to indemnify, defend and hold harmless the Company and its officers, directors and employees from any and all claims, damages, costs, expenses or liability, including reasonable attorney’s fees incurred in connection with or resulting from any breach or default of the representations and warranties contained in this Section 8.

8.Termination of Employment.  If Employee’s employment with the Company is terminated for any reason, whether voluntarily or involuntarily, Employee shall promptly, regardless of whether requested by Company to do so at the time of Employee’s termination:

A.Inform the Company of and deliver to the Company all records, files, electronic data, documents, plans, reports, books, notebooks, notes, memoranda, correspondence, contracts and the like in Employee’s possession, custody or control that contain any of the Company’s Trade Secrets or Confidential Information which Employee prepared, used, or came in contact with while employed by the Company;

B.Inform the Company of and deliver to the Company all records, files, electronic data, documents, plans, reports, books, notebooks, notes, memoranda, correspondence, contracts and the like in Employee’s possession, custody or control that pertain in any way to the business of the Company and which Employee prepared, used, or came in contact with while employed by the Company;

C.Deliver to the Company all tangible property in Employee’s possession, custody or control belonging to the Company, including, but not limited to, key cards, office keys, cell phone, pagers, personal digital assistants, external hard drives, thumb drives, zip drives, lap top computers and desk top computers;

D.and

E.Sign the Certificate of Compliance Post Termination attached hereto as Exhibit B.

9.Injunctive Relief.  Employee acknowledges and agrees that if the Company’s Trade Secrets and/or Confidential Information were disclosed to a competing business or used in an unauthorized manner as provided herein, such unauthorized disclosure or use would cause immediate and irreparable harm to the Company and would give a competing business an unfair business advantage against the Company for which the Company may not have an adequate remedy at law.  As such, Employee agrees that the Company shall be entitled to any proper injunction, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce Sections 2, 3, 4 and 5 of this Agreement in the event of breach or threatened breach by Employee, in addition to any other

Exhibit 10.1

remedies available to the Company at law or in equity.  The restrictive covenants contained in this Agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action against the Company is not a defense to enforcement of said covenants by injunction.

10.       Intentionally Stricken

11. Employment.  Employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment with the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without cause, with or without notice as per the terms of the Key Executive Employment Agreement entered into between the Parties hereto.

12.Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

13.

14.Entire Agreement.  This is the entire agreement between the Company and Employee regarding the secrecy, use and disclosure of the Company’s Trade Secrets and Confidential Information and this Agreement supersedes any and all prior agreements regarding these issues.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws.  This Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after Employee’s termination or cessation of employment.

15.Severability.  Each provision of this Agreement is intended to be severable.  If any court of competent jurisdiction determines that one or more of the provisions of this Agreement, or any part thereof, is or are invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, and this Agreement shall be given full force and effect while being construed as if such invalid, illegal or unenforceable provision had not been contained within it.   If the scope of any provision in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, Employee consents to judicial modification of such provision and enforcement to the maximum extent permitted by law.

16.Incorporation of Recitals.  The Recitals referenced at the beginning of this Agreement are hereby incorporated by this reference into this Agreement as material terms of this Agreement.

17.Counterparts and Facsimile/Digital Signatures.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an executed Agreement and each of which shall be deemed to be one and the same instrument.  A facsimile or digital signature shall be treated as an original signature for all purposes.

Exhibit 10.1

The undersigned acknowledges that he/she has read and understood this Agreement, and that he/she signs this Agreement intending to be bound by its terms as of the date indicated below.

_/S/  Brian Kuelbs________________________

Employee’s Signature

____Brian Kuelbs________________________

Employee’s Printed Name

__May 14, 2018_________________________

Date

Accepted and agreed to:

Impac Mortgage Holdings, Inc., a Maryland corporation

_/S/ George Mangiaracina_____________________

Printed Name: __ George Mangiaracina__________

Title:    President____________________________

Date:_____May 14, 2018______________

Exhibit 10.1

EXHIBIT A

PRIOR AGREEMENTS, RELATIONSHIPS AND COMMITMENTS

I represent and warrant that, except as disclosed in that Key Executive Employment Agreement and below, I have no agreements, relationships, or commitments to any other person or entity that conflict with or would prevent me from performing any of my obligations to the Company under this Agreement, or would otherwise prevent me from performing my job duties while employed by the Company (if none, so state):

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

Date: _____________________________________________________

[Employee’s Signature]